EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of New Plan Realty Trust on Forms S-3 (File Nos. 33-58596, 33-61383 and 33-60315) and on Forms S-8 (33-57946 and 33-59077) of our report dated October 10, 1996 on our audit of the Historical Summary of Combined Revenues and Certain Operating Expenses of certain properties acquired by New Plan Realty Trust for the year ended July 31, 1996, which are included in this Current Report on Form 8-K dated November 4, 1996.



                                   EICHLER, BERGSMAN & CO., LLP


New York, New York
November 4, 1996